ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-2
$ 321,422,909 5.90% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   8,300,059   1,057,472     857,441    4.93%   11,893,103    5.70%
 Feb-98   8,301,362   1,016,664     707,609    4.23%   10,669,098    5.32%
 Mar-98   8,090,562     975,849     761,897    4.74%    9,587,081    4.97%
 Apr-98   8,919,677     936,070     565,704    3.69%    9,306,760    5.06%
 May-98   8,447,788     892,215     591,385    4.04%    8,463,719    4.82%
 Jun-98   7,299,838     850,680     422,968    3.02%    8,387,381    4.99%
 Jul-98   7,835,269     814,789     281,456    2.11%    7,853,610    4.90%
 Aug-98   7,439,801     776,266     362,711    2.85%    8,024,815    5.26%
 Sep-98   7,448,057     739,687     218,738    1.81%    7,561,460    5.22%
 Oct-98   6,837,011     703,067     245,472    2.14%    6,923,382    5.03%
 Nov-98   7,102,637     669,452     418,884    3.85%    6,842,620    5.24%
 Dec-98   6,369,609     634,531     357,313    3.45%    7,267,811    5.85%
        ____________ ___________ ___________
 Totals  92,391,671  10,066,741   5,791,578

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.